                                                             Exhibit 10.4

August 16, 2010

Mr. Frederic F. Brace
221 Essex Road
Winnetka, IL 60093

Dear Frederic:

The management team at The Great Atlantic & Pacific Tea Company, Inc. (A&P) joins me in offering you the position of Executive Vice President, Administration reporting to Sam Martin, CEO.  This offer is conditioned on satisfactory reference and background checking and substance abuse testing.  The effective date of your hire will be as agreed upon by you and Sam Martin.

As Executive Vice President, Administration, you will be eligible for:

▪	A base salary of $625,000 per annum, payable in bi-weekly increments of $24,038.46.

▪	You will receive a sign on bonus of $250,000 payable in two (2) installments - $100,000 payable within two (2) weeks of hire and $150,000 payable following six (6) months of employment.

▪	Participation in the Fiscal Year 2010 Management Incentive Plan with a bonus target of 75% of your annual base salary, prorated from your effective start date.

▪	Four weeks of vacation (prorated from your effective start date for the balance of 2010.)

▪
As an equity inducement grant, you will receive an award of one hundred thousand (100,000) options; fifteen thousand (15,000) performance stock units and five thousand (5,000) restricted stock units, as described below.

Equity Type	Vesting (3 yrs)	Shares Granted
Options	1/3, 1/3, 1/3	100,000
PRSUs	1/3, 2/3	15,000
RSUs	1/4, 0, 3/4	5,000
		120,000

▪	An annual Long Term Incentive Grant (LTIP) award in an amount equal to 125% of your base pay, granted at the discretion of the Board of Directors, commencing with the Company’s 2010 LTIP.

▪	You will be eligible to participate in the Company’s Execute Relocation Benefits as administered by SIRVA (plan provided under separate cover.)

▪	You will participate in the Company’s Executive Medical Program (MERP) immediately upon commencement of employment.

Mr. Frederic Brace
August 16, 2010

▪
Participation in the A&P 401(k) plan.  You can contribute to the plan after your first thirty days of employment. A complete overview of benefits and savings plans will be presented to you at your New Hire Orientation meeting.

▪	You will be eligible for an $800/month car allowance

▪
Severance in accordance with the following company policy:  The Company may terminate Employee’s employment at any time and for any reason.  In the event the Company terminates the Employee’s employment for any reason other than for cause (as that word is commonly defined in the employer/employee context), the Employee will receive 6 months of severance (one-half base salary).  If the Employee is terminated other than for cause as a result of a change of control (as that term is commonly defined in the corporate context), the employee will receive 12 months of severance (base salary for one year).

Frederic, I am delighted to offer you this role in The Great Atlantic & Pacific Tea Company, Inc. and I am confident that this career move will be extremely beneficial to both you and the Company. If you are in agreement with the above offer, please sign this letter where indicated and fax it back to me at 201-571-8820 for processing.  Please bring a voided check or deposit ticket with you on the day of your New Hire Orientation meeting to sign up for our Direct Deposit program.

Sincerely,

/s/Neville Reid
Vice President Human Resources
201-571-4752

Signature on File                                                         August 19, 2010
________________________________________
Frederic Brace                                                                            Date